                   Exhibit 99.1

NEWS RELEASE

DRESS BARN COMPLETES MERGER WITH TWEEN BRANDS

SUFFERN, NY – November 25, 2009 – The Dress Barn, Inc. (NASDAQ - DBRN) today announced that it has completed its merger with Tween Brands, Inc.  Tween Brands stockholders will receive 0.47 shares of Dress Barn common stock for each share of Tween Brands.

Tween Brands, Inc., which operates the Justice retail store brand, will operate as a separate subsidiary of The Dress Barn, Inc. and, as of the merger, will be free of bank debt. The combined company operates 2,492 locations and, on a trailing twelve month basis, generated $2.5 billion of pro forma net sales.

Through its well known brand, Justice, Tween Brands provides the hottest fashion merchandise and accessories for tween (age 7-14) girls and is the largest premier tween specialty retailer in the world.  Its management team, led by Michael Rayden, Chief Executive Officer of Tween Brands, will continue to lead Justice’s future growth and operations.  Mr. Rayden will join the Board of Directors of Dress Barn, Inc. and report directly to David Jaffe, President and Chief Executive Officer of Dress Barn, Inc.  The corporate headquarters of Dress Barn will remain in Suffern, New York and Tween Brands will remain headquartered in New Albany, Ohio.

With the completion of the merger, Tween Brands shares were delisted from the NYSE and trading ceased at the close of business on Wednesday, November 25th.

“I am delighted to announce the completion of this exciting merger with Tween Brands,” said David Jaffe.  “We have worked diligently to complete this transaction and we look forward to working together with the Tween Brands team to fully realize the significant potential of this business.  I believe that our combined company will be formidable and have significant competitive advantages.”

Michael Rayden commented, “Our Justice customers embrace the value proposition of our brand because Justice has everything our girl needs at a competitive price, with the fun shopping experience and industry-leading fashion assortment she wants.  Our success has allowed us to continue to increase our share of the $12 billion Tween Girl apparel market.

“This momentum, combined with the completion of the merger and partnership with dressbarn and maurices, has us energized as we look forward to the future.  Our efforts can now be solely focused on our customers and we plan to utilize this exciting and powerful new platform to further our growth.  And we are excited that our former Tween Brands stockholders can continue along with us on this journey, investing in our future through their Dress Barn shares,” said Rayden.

Banc of America Merrill Lynch Securities acted as financial advisor and Proskauer Rose LLP as legal advisors for Dress Barn, Inc.  Peter J. Solomon Company acted as financial advisor and O'Melveny & Myers LLP as legal advisors for Tween Brands, Inc.

About Dress Barn, Inc.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands.  As of November 25, 2009, the Company operates 846 dressbarn stores in 47 states and 741 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

About Tween Brands, Inc.

Headquartered in New Albany, Ohio, Tween Brands, Inc. is the largest premier tween specialty retailer in the world. Through its powerhouse brand Justice, Tween Brands provides the hottest fashion merchandise and accessories for tween (age 7-14) girls. Tween Brands operates 905 Justice stores located throughout the United States and internationally. Additionally, Tween Brands offers its fashions to tween girls and their parents through its e-commerce site, www.shopjustice.com.

For more information visit www.tweenbrands.com and www.shopjustice.com.

Dress Barn Forward-Looking Statement Disclosure

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended October 24, 2009.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600